Exhibit 10.1

OMNIBUS LOAN AMENDMENT AGREEMENT

This Omnibus Loan Amendment Agreement (the “Agreement”) is made on this 31st day of May, 2017 by and among CLS Holdings USA, Inc., a Nevada corporation (the “Company”), Jeffrey I. Binder (“Binder”), Frank Koretsky (“Koretsky”), Newcan Investment Partners LLC (“Newcan”) and CLS CO 2016, LLC (“CLS CO”)(Binder, Koretsky, Newcan and CLS CO are collectively referred to as the “Insiders”).

WHEREAS, from approximately January 2016 until present, the Insiders, which comprise Binder and Koretsky, who are officers and/or directors of the Company, and entities that are controlled by them, have been loaning funds to the Company for working capital purposes, which loans were initially demand loans, and, except for recent loans made in 2017, were later memorialized as convertible loans (the “Insider Loans”);

WHEREAS, due to delays the Company has encountered in commencing business in Colorado, the Company has not yet started generating revenues and thus cannot begin to repay the Insider Loans pursuant to their terms;

WHEREAS, in order to ease the debt burden on the Company and prevent it from defaulting on the Insider Loans, the Insiders have agreed to convert all Insider Loans where funds were advanced prior to January 1, 2017 to equity, including the accrued interest thereon, and forego the issuance of warrants to purchase the Company’s common stock upon conversion, in exchange for the Company’s agreement to reduce the conversion price on some of the Insider Loans from between $0.75 and $1.07 per share of common stock to $0.25 per share of common stock;

WHEREAS, the proposed loans to be converted, which represent all of the outstanding Insider Loans funded prior to January 1, 2017, are set forth on Exhibit A hereto together with accrued interest thereon as of May 31, 2017, which is the proposed conversion date, and the number of shares of the Company’s common stock that would be issued upon conversion if the conversion price is reduced to $0.25 per share (collectively, the “Loans to be Converted”); and

WHEREAS, in exchange for converting the Insider Loans set forth on Exhibit A to equity, the Company has also agreed to modify the terms of the remaining Insider Loans to increase the interest rate, where applicable, to 10% and eliminate the issuance of a warrant upon conversion, where applicable.

NOW THEREFOR, for mutual consideration, the receipt of which is hereby acknowledged, the Company and the Insiders hereby agree as follows:

1.
Reduction in Conversion Price.  The conversion price of all the Loans to be Converted shall be reduced to $0.25, except in such cases where the conversion price of a Loan to be Converted is already $0.25, in which case, the conversion price shall remain the same.

2.
Deletion of Warrant Issuance.  All of the Loans to be Converted that are evidenced by written promissory notes provide that the holder shall receive one share of common stock and a warrant to purchase one share of common stock with an exercise price equal to the conversion price.  The issuance of such warrant upon conversion is hereby deleted with respect to all of the Loans to be Converted.

3.
Exercise in Part of Conversion Right.  In general, the Loans to be Converted that are evidenced by written promissory notes provide that the holder may convert the note in whole but not in part.  In order to allow for the partial conversion of the Promissory Note dated March 31, 2017, which includes approximately $87,500 for services provided prior to January 1, 2017, with the balance of the services performed and funds provided on and after January 1, 2017, the Company and Binder hereby agree to amend such note to allow for the partial conversion of the note with respect to $87,500 in principal plus accrued interest.

4.
Amendments to 2017 Insider Loans.  All of the Insider Loans in existence on the date hereof, regardless of whether represented by a written promissory note, that are not part of the Loans to be Converted, shall be amended as follows to the extent applicable:  (a) the interest rate shall be 10%, (b) if the Insider Loan is represented by a promissory note that provides for the issuance of a warrant upon conversion, the issuance of such warrant upon conversion shall be deleted, and (c) such loan, if not evidenced by a promissory note, shall be memorialized in a promissory note that provides for conversion at $0.25 per share of common stock.

5.	Ratification of Remaining Provisions. Except as specifically modified hereby, all of the terms of the Insider Loans shall remain in full force and effect.

6.	Governing Law. This Agreement shall be governed by Florida law.

IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

COMPANY:

CLS HOLDINGS USA, INC.

By: /s/ Jeffrey I. Binder
       Jeffrey I. Binder, CEO

INSIDERS:

/s/ Jeffrey I. Binder
Jeffrey I. Binder

/s/Frank Koretsky
Frank Koretsky

NEWCAN INVESTMENT PARTNERS LLC

By: /s/ Frank Koretsky
       Frank Koretsky, Manager

CLS CO 2016 LLC

By: /s/ Frank Koretsky
       Frank Koretsky, Member

EXHIBIT A

INSIDER LOANS TO BE CONVERTED TO EQUITY